EXHIBIT 99.1

For immediate release

January 15, 2004

For more information contact:

Investors: Glenda Allred or Sarah H. Moore at (334) 240-5064	Media: Bob Howell (334) 240-5025

COLONIAL BANCGROUP ANNOUNCES

RECORD EPS AND NET INCOME

MONTGOMERY, AL—The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder, announced today record results for the year ended December 31, 2003. Record net income for the year was $149,927,000 compared to $140,025,000 for the year ended December 31, 2002, a 7% increase. The Company also earned record earnings per share for the year ended 2003 of $1.20, a 3% increase over the $1.16 for the previous year.

Net income for the fourth quarter 2003 was $37,738,000 compared to net income of $34,661,000 for the fourth quarter of 2002, an increase of 9%. Earnings per share were $0.30 in the fourth quarter of 2003 compared to $0.28 per share in the fourth quarter of 2002, a 7% increase.

“Overall, Colonial had a good quarter and a record year,” said Mr. Lowder. “Our efforts to enhance our retail banking franchise are bearing fruit. In 2003 we achieved significant core deposit and noninterest income growth as well as good loan growth from the regional banks. “

Net interest income for the year rose 10% over 2002, while the fourth quarter 2003 was 9% over the prior year and 1% over the prior quarter. The net interest margin for the fourth quarter 2003 was 3.53%, an 18 basis point increase versus the fourth quarter 2002 and an 11 basis point improvement over the third quarter 2003.

Colonial’s core (non-time) deposits grew $422 million, or 8% during the fourth quarter 2003 and $917 million, or 19%, from December 31, 2002 to December 31, 2003. Total deposits, including time deposits, increased $449 million, or 5%, from December 31, 2002. In addition to core deposit growth, Colonial’s retail banking franchise exceeded its targeted cross-sell ratio goal of 3.0 products and services per household and ended the year with a cross-sell ratio of 3.13. “This increase from 2.20 two years ago is another indication of our increasing retail franchise focus. We have targeted a 3.50 cross-sell ratio for 2004 as we continue to

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emphasize our broad product base and increasing convenience in high growth markets,” said Mr. Lowder. In addition, the 2004 roll-out of Colonial’s enhanced approach to small business customers should improve the cross-sell ratio as the Company expects the cross-sell ratio for this customer base to be over 4.0.

Noninterest income for the year ended 2003 was $127 million an increase of $25 million, or 25%, over 2002 primarily as the result of increases in revenues from service charges on deposit accounts, financial planning services, electronic banking services and mortgage origination income of 19%, 37%, 23% and 23% respectively.

Although mortgage origination income had strong year-over-year growth, with rising mortgage interest rates in the last half of 2003, as expected, noninterest income from mortgage loan originations decreased dramatically in the second half of 2003. From the third quarter to the fourth quarter 2003, income from mortgage loan originations decreased by $2 million. The decrease in mortgage origination income was partially offset by increased gains on sales of securities and ORE of approximately $1.2 million resulting in a decline of $822,000, or 3%, in noninterest income from the third quarter to the fourth quarter 2003.

Noninterest expense for 2003 increased 18% over 2002. This increase is primarily due to increases in salaries, incentive related compensation, pension and health benefit costs and expenses related to the strategic repositioning of branches within the Company’s markets and various other operating expenses such as legal, insurance, advertising and ORE expenses. For the fourth quarter 2003, noninterest expense increased $2 million over the prior quarter primarily due to the acquisition of Sarasota BanCorporation, investments in technology and marketing expenses.

Loan balances, excluding mortgage warehouse loans, grew $585 million, or 6%, from December 31, 2002 to December 31, 2003 and $341 million, or 13% annualized, from the third to the fourth quarter 2003. The slowdown in mortgage lending over the latter part of 2003 caused a 41% decline in the Company’s mortgage warehouse loan balances from year-end 2002, resulting in a decline of 1% in total loan balances at year-end 2003.

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Credit quality continues to be a priority for Colonial BancGroup. At year-end December 31, 2003, nonperforming assets as a percent of net loans and ORE were 0.65% and net charge-offs as a percent of average net loans were 0.30% for the quarter. The 0.65% nonperforming asset ratio for this period was the lowest the Company had recorded in six quarters. Nonperforming assets were down $6.9 million, or 8%, from September 30, 2003 and down $15.9 million, or 17%, from December 31, 2002. Net charge-offs of $8.7 million for the fourth quarter were down from the third quarter 2003 by 16% and were lower than the fourth quarter 2002 by 30%. Net charge-offs as a percent of average net loans for the year 2003 were 0.31% compared to 0.29% for the prior year. The allowance for loan losses as a percentage of net loans at December 31, 2003 was 1.20% compared to 1.16% at December 31, 2002. The allowance covered nonperforming assets by 184% at year-end 2003 compared to 148% at December 31, 2002. “These improvements in nonperforming assets are significant. We continue to focus on credit quality and these statistics prove that even during challenging economic times Colonial will not sacrifice its traditional focus on credit quality,” said Mr. Lowder.

Colonial continued its plans to expand in high-growth markets, specifically in Florida, in 2003 with the acquisition of Sarasota BanCorporation in October. This acquisition added a downtown Sarasota location with $161 million in assets, $129 million in loans and $128 million in deposits to Colonial’s franchise.

Also, during the fourth quarter Colonial announced the signing of a definitive agreement to acquire P.C.B. Bancorp, Inc. (PCB), headquartered in Clearwater, Florida, which currently operates four banking subsidiaries with sixteen offices on the east and west coasts of southern Florida. At December 31, 2003 PCB had approximately $662 million in assets, $475 million in loans and $523 million in deposits. This transaction is expected to be completed by the end of the second quarter of 2004 and based on year-end financials should position Colonial with 44% of assets, 55% of core deposits and 121 locations in the state of Florida.

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Colonial BancGroup currently operates 275 offices with $16 billion in assets in Florida, Alabama, Georgia, Nevada, Tennessee and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

More detailed information on Colonial BancGroup’s quarterly earnings was filed today on Form 8-K with the Securities and Exchange Commission and may be obtained from Colonial BancGroup’s corporate website at www.colonialbank.com by clicking on the link entitled Colonial BancGroup Announces Record EPS and Net Income or under the Investor Relations area of the website in the section labeled Press Releases.

This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2004 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either internationally, nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent and future acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management’s assumptions regarding allowance for loan losses may not be borne by subsequent events; (vii) changes which may occur in the regulatory environment and (viii) other factors more fully discussed in our periodic reports filed with the Securities and Exchange Commission. When used in this Report, the words “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “anticipates” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary (Dollars in millions, except per share amounts)	December 31, 2003	December 31, 2002	% Change December 31, ’02 to ’03
Total assets	$16,273	$15,822	3%
Loans	11,589	11,692	-1%
Total earning assets	15,094	14,716	3%
Core (non-time) deposits	5,868	4,950	19%
Shareholders’ equity	1,178	1,071	10%
Book value per share	$9.28	$8.66	7%

	Twelve Months Ended		% Change December 31, ’02 to ’03	Three Months Ended		% Change December 31, ’02 to ’03
Earnings Summary (In thousands, except per share amounts)	December 31, 2003	December 31, 2002		December 31, 2003	December 31, 2002
Net interest income (taxable equivalent)	$508,935	$464,078	10%	$131,339	$120,227	9%
Provision for loan losses	37,378	35,980	4%	9,202	11,203	-18%
Noninterest income	127,449	102,332	25%	31,441	29,978	5%
Noninterest expense	369,551	312,779	18%	95,876	85,510	12%
Income from continuing operations	$149,927	$140,871	6%	$37,738	$34,802	8%

Net income	$149,927	$140,025	7%	$37,738	$34,661	9%

EARNINGS PER SHARE:
Income from continuing operations
Basic	$1.20	$1.18	2%	$0.30	$0.28	7%
Diluted	$1.20	$1.17	3%	$0.30	$0.28	7%
Net Income
Basic	$1.20	$1.17	3%	$0.30	$0.28	7%
Diluted	$1.20	$1.16	3%	$0.30	$0.28	7%
Average shares outstanding	124,615	119,583		126,290	123,683
Average diluted shares outstanding	125,289	120,648		127,135	124,371

Nonperforming Assets	December 31, 2003	December 31, 2002
Total non-performing assets ratio	0.65%	0.78%
Allowance as a percent of nonperforming loans	240%	191%
Net charge-offs ratio (annualized):
Quarter to date	0.30%	0.44%
Year to date	0.31%	0.29%

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED STATEMENT OF INCOME (unaudited)

						Twelve Months Ended
Earnings Summary (Dollars in thousands, except per share amounts)	4th Qtr. 2003	3rd Qtr. 2003	2nd Qtr. 2003	1st Qtr. 2003	4th Qtr. 2002	December 31, 2003	December 31, 2002

Net interest income	$130,816	$129,576	$125,149	$121,102	$119,540	$506,643	$461,170
Provision for loan loss	9,202	9,306	10,810	8,060	11,203	37,378	35,980

Noninterest income:
Service charges on deposit accounts	14,237	14,304	13,360	11,713	11,883	53,614	44,941
Financial planning services	3,587	3,764	3,493	4,268	2,726	15,112	11,052
Electronic banking	2,554	2,489	2,710	2,433	2,075	10,186	8,257
Mortgage origination	2,243	4,274	6,126	4,590	5,119	17,233	14,004
Securities gains, net	954	142	1,947	1,770	4,062	4,813	5,701
Other income	7,866	7,290	6,552	4,783	4,113	26,491	18,377

Total noninterest income	31,441	32,263	34,188	29,557	29,978	127,449	102,332

Noninterest expense:
Salaries and employee benefits	50,524	50,295	48,172	47,158	44,190	196,149	164,235
Occupancy and equipment expenses	21,703	20,592	20,461	19,507	19,178	82,263	70,464
Amortization of intangibles	1,128	1,085	1,086	1,086	1,046	4,385	2,813
Merger related expenses	86	—	62	123	476	271	874
Other expense	22,435	21,755	21,553	20,740	20,620	86,483	74,393

Total noninterest expense	95,876	93,727	91,334	88,614	85,510	369,551	312,779

Income from continuing operations before tax	57,179	58,806	57,193	53,985	52,805	227,163	214,743
Income tax	19,441	19,994	19,446	18,355	18,003	77,236	73,872

Income from continuing operations	37,738	38,812	37,747	35,630	34,802	149,927	140,871
Discontinued operations, net of tax	—	—	—	—	(141)	—	(846)

Net Income	$37,738	$38,812	37,747	$35,630	$34,661	149,927	140,025

Exclude discontinued operations, net of tax	—	—	—	—	141	—	846
Intangible amortization expense, net of tax	744	716	717	717	685	2,894	1,842

CASH BASIS EARNINGS FROM CONTINUING OPERATIONS	$38,482	$39,528	$38,464	$36,347	$35,487	$152,821	$142,713

Earnings per share—Diluted
Income from continuing operations	$0.30	$0.31	$0.30	$0.29	$0.28	$1.20	$1.17
Cash basis earnings from continuing operations	$0.30	$0.32	$0.31	$0.29	$0.29	$1.22	$1.18
Selected ratios from income from continuing operations
Return on average assets	0.94%	0.95%	0.96%	0.94%	0.90%	0.95%	1.02%
Return on average equity	12.92%	13.92%	13.73%	13.32%	13.13%	13.47%	14.48%
Efficiency ratio	58.90%	57.72%	57.11%	58.58%	56.93%	58.07%	55.22%
Noninterest income*/ avg assets	0.78%	0.79%	0.87%	0.78%	0.79%	0.80%	0.74%
Noninterest expense*/ avg assets	2.41%	2.30%	2.31%	2.31%	2.24%	2.33%	2.26%

Net interest margin	3.53%	3.42%	3.42%	3.42%	3.35%	3.45%	3.58%
Equity to assets	7.24%	7.02%	6.92%	6.85%	6.77%
Tier one leverage	7.50%	7.13%	6.50%	6.58%	6.50%
Selected ratios from cash basis earnings from continuing operations
Return on average tangible assets	0.98%	0.98%	0.99%	0.98%	0.94%	0.98%	1.05%
Return on average equity	13.18%	14.17%	13.99%	13.59%	13.39%	13.73%	14.67%
Return on average tangible equity	17.23%	18.42%	18.22%	17.80%	17.77%	17.91%	18.34%

*Annualized

Note:	Discontinued operations are as a result of exiting the mortgage servicing business in December 2000.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2003	2003	2003	2003	2002
Assets:
Cash and due from banks	$329,152	$321,362	$306,661	$344,608	$381,549
Interest-bearing deposits in banks and federal funds sold	16,565	45,757	20,539	68,090	37,872
Securities available for sale	3,100,321	2,852,344	2,712,339	2,825,273	2,618,129
Investment securities	10,387	10,952	13,071	15,116	20,006
Mortgage loans held for sale	378,324	366,080	517,323	269,488	347,101
Loans	11,588,895	11,409,448	11,768,847	11,504,074	11,692,430
Less: Allowance for loan losses	(138,549)	(136,625)	(137,618)	(137,681)	(135,265)

Loans, net	11,450,346	11,272,823	11,631,229	11,366,393	11,557,165
Premises and equipment, net	246,170	236,229	234,708	234,060	231,574
Intangible assets, net	282,190	254,148	255,234	256,320	257,148
Other real estate owned	17,821	16,809	18,607	20,647	20,602
Accrued interest and other assets	442,026	458,015	497,794	354,065	351,209

Total Assets	$16,273,302	$15,834,519	$16,207,505	$15,754,060	$15,822,355

Liabilities and Shareholders’ Equity:
Non-interest bearing deposits	$2,021,901	$1,884,568	$1,930,859	$1,906,310	$1,734,321
Interest-bearing deposits	3,314,328	3,002,640	2,766,449	2,788,073	2,704,479
Savings deposits	531,419	558,071	546,866	529,521	511,643

Total core deposits	5,867,648	5,445,279	5,244,174	5,223,904	4,950,443
Time deposits	3,900,944	3,859,949	3,896,978	4,153,379	4,369,292

Total deposits	9,768,592	9,305,228	9,141,152	9,377,283	9,319,735
Short-term borrowings	3,311,640	3,352,913	4,018,276	3,282,589	3,355,678
Subordinated debt	278,428	284,926	285,543	287,375	283,317
Trust preferred securities (2)	—	—	201,490	197,509	197,878
Junior subordinated debt (2)	299,917	305,425	—	—	—
FHLB and other long-term debt	1,364,969	1,407,973	1,287,008	1,437,092	1,517,339
Other liabilities	71,451	66,260	151,986	92,593	76,972

Total liabilities	15,094,997	14,722,725	15,085,455	14,674,441	14,750,919
Common stock, par value $2.50 share (1)	317,437	311,057	310,640	309,460	309,250
Additional paid in capital	237,134	205,232	203,840	201,727	200,886
Retained earnings	625,326	605,351	583,944	563,535	545,223
Unearned compensation	(1,134)	(1,930)	(2,134)	(2,531)	(2,778)
Accumulated other comprehensive income, net of taxes	(458)	(7,916)	25,760	7,428	18,855

Total shareholders’ equity	1,178,305	1,111,794	1,122,050	1,079,619	1,071,436

Total Liabilities and Shareholders’ Equity	$16,273,302	$15,834,519	$16,207,505	$15,754,060	$15,822,355

(1) Common Shares Authorized	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000
Common Shares Issued	126,974,668	124,422,742	124,255,988	123,784,053	123,700,015
Common Shares Outstanding	126,974,668	124,422,742	124,255,988	123,784,053	123,700,015

(2)	Trust preferred securities were deconsolidated and reclassified as junior subordinated debt in the third quarter.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Three Months Ended
	December 31, 2003			September 30, 2003			December 31, 2002
AVERAGE VOLUME AND RATES (unaudited) (Dollars in thousands)	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets
Loans, net of unearned income(2)	$10,385,973	$146,984	5.61%	$10,073,111	$145,035	5.71%	$9,715,787	$154,772	6.33%
Mortgage warehouse lending	1,079,864	10,742	3.95%	1,683,548	16,100	3.79%	1,590,583	15,351	3.78%
Mortgage loans held for sale	302,215	4,236	5.61%	605,562	7,301	4.82%	272,633	3,201	4.70%
Investment securities and securities available for sale and other interest-earning assets	3,044,044	33,377	4.39%	2,753,446	27,457	3.99%	2,668,062	27,533	4.13%

Total interest-earning assets(1)	14,812,096	$195,339	5.25%	15,115,667	$195,893	5.15%	14,247,065	$200,857	5.60%

Nonearning assets	1,112,553			1,168,279			1,010,113

Total assets	$15,924,649			$16,283,946			$15,257,178
Liabilities and Shareholders’ Equity:
Interest-bearing non-time deposits	$3,753,045	$7,499	0.79%	$3,433,979	$6,317	0.73%	$3,142,215	$7,983	1.01%
Time deposits	3,907,711	24,777	2.52%	3,829,359	25,741	2.67%	4,427,504	36,191	3.24%
Short-term borrowings	2,667,134	6,975	1.04%	3,582,002	9,813	1.09%	2,796,399	11,314	1.61%
Long-term debt	2,491,734	24,749	3.97%	2,290,825	23,895	4.17%	2,129,454	25,142	4.68%

Total interest-bearing liabilities	12,819,624	$64,000	1.98%	13,136,165	$65,766	1.99%	12,495,572	$80,630	2.56%

Noninterest-bearing demand deposits	1,866,658			1,941,749			1,641,688
Other liabilities	79,656			99,689			68,367

Total liabilities	14,765,938			15,177,603			14,205,627
Shareholders' equity	1,158,711			1,106,343			1,051,551

Total liabilities and shareholders’ equity	$15,924,649			$16,283,946			$15,257,178

Rate differential			3.27%			3.16%			3.04%

Net yield on interest-earning assets		$131,339	3.53%		$130,127	3.42%		$120,227	3.35%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2)	Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Twelve Months Ended December 31,
	2003			2002
AVERAGE VOLUME AND RATES (unaudited) (Dollars in thousands)	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets
Loans, net of unearned income(2)	$10,101,400	$591,060	5.85%	$9,427,620	$621,089	6.59%
Mortgage warehouse lending	1,449,236	57,990	4.00%	1,093,151	45,299	4.14%
Mortgage loans held for sale	373,226	19,134	5.13%	89,566	4,503	5.03%
Investment securities and securities available for sale and other interest-earning assets	2,821,108	114,916	4.07%	2,325,052	115,448	4.97%

Total interest-earning assets(1)	14,744,970	$783,100	5.31%	12,935,389	$786,339	6.07%

Nonearning assets	1,105,244			878,068

Total assets	$15,850,214			$13,813,457

Liabilities and Shareholders’ Equity:
Interest bearing non-time deposits	$3,429,251	$27,753	0.81%	$2,921,575	$35,584	1.22%
Time deposits	3,999,495	111,942	2.80%	4,308,276	149,936	3.48%
Short-term borrowings	3,119,185	37,429	1.20%	2,103,496	37,430	1.78%
Long-term debt	2,256,807	97,041	4.30%	1,970,686	99,311	5.04%

Total interest-bearing liabilities	12,804,738	$274,165	2.14%	11,304,033	$322,261	2.85%

Noninterest-bearing demand deposits	1,846,063			1,458,178
Other liabilities	86,027			78,593

Total liabilities	14,736,828			12,840,804
Shareholders’ equity	1,113,386			972,653

Total liabilities and shareholders’ equity	$15,850,214			$13,813,457

Rate differential			3.17%			3.22%

Net yield on interest-earning assets		$508,935	3.45%		$464,078	3.58%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis.

Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2)	Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (unaudited)

NONPERFORMING ASSETS (Dollars in thousands)	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002
Nonaccrual loans	$57,342	$65,205	$65,136	$56,927	$70,282
Restructured loans	277	369	384	1,321	417

Total nonperforming loans	57,619	65,574	65,520	58,248	70,699
Other real estate owned	17,821	16,809	18,607	20,647	20,602

Total nonperforming assets	$75,440	$82,383	$84,127	$78,895	$91,301

Aggregate loans contractually past due 90 days for which interest is being accrued	$10,802	$7,675	$10,784	$7,689	$21,693

Total charge-offs	$41,427	$31,278	$19,717	$7,081	$35,634
Total recoveries	$(5,956)	$(4,462)	$(3,200)	$(1,437)	$(4,885)

Net charge-offs:
Year to date	$35,471	$26,816	$16,517	$5,644	$30,749
Quarter to date	$8,655	$10,299	$10,873	$5,644	$12,297
RATIOS
Period end:
Total nonperforming assets as a percent of net loans and other real estate	0.65%	0.72%	0.71%	0.68%	0.78%
Allowance as a percent of nonperforming assets	184%	166%	164%	175%	148%
Allowance as a percent of nonperforming loans	240%	208%	210%	236%	191%
Net charge-offs as a percent of average net loans (annualized):
Quarter to date	0.30%	0.35%	0.37%	0.20%	0.44%
Year to date	0.31%	0.31%	0.29%	0.20%	0.29%

	December 31, 2003		September 30, 2003		December 31, 2002
ALLOWANCE FOR LOAN LOSSES % BY CATEGORY (Dollars in thousands)	Loans	Percent reserve	Loans	Percent reserve	Loans	Percent reserve
Single Family Real Estate:
Short term lines of credit secured by RE loans held for sale	$982,488	0.25%	$1,144,519	0.25%	$1,671,149	0.25%
1-4 Family real estate portfolio—held to maturity	1,987,478	0.50%	1,929,111	0.50%	1,950,119	0.50%
Other	8,618,929	1.46%	8,335,818	1.49%	8,071,162	1.50%

Total loans	$11,588,895	1.20%	$11,409,448	1.20%	$11,692,430	1.16%

Note:	The allowance allocation reflected above for short term lines of credit secured by RE loans held for sale and 1-4 family real estate portfolio loans reflects an internally developed allocation used for illustrative purposes only.

8-K Supplemental

(unaudited)

Net Interest Income

Net interest income in the fourth quarter 2003 grew $1.2 million from the third quarter 2003 due to an 11 basis point improvement in the margin to 3.53%, partially offset by a $304 million reduction in earning assets. The margin improvement was due to a 10 basis point improvement in earning asset yields and a 1 basis point decline in interest bearing liabilities. The improved earning asset yield was led by the securities portfolio which increased 40 basis points from 3.99% for the third quarter 2003 to 4.39% for the fourth quarter 2003 due to less premium amortization on mortgage backed securities as prepayments slowed and to various transactions designed to improve structure and yield. The estimated duration of the portfolio was 4.2 years as of December 31, 2003 versus 3.9 years as of September 30, 2003. Rates on mortgage loans held for sale rose 79 basis points from 4.82% for the third quarter 2003 to 5.61% for the fourth quarter 2003. The increased rate in mortgage loans held for sale was primarily in the mortgage warehouse division where as volumes declined a greater proportion of high spread customers remained. Loan yields in the mortgage warehouse division improved by 16 basis points for much the same reason. The average yield on all other loans declined during the quarter by 10 basis points.

Colonial had a very successful money market campaign in the fourth quarter which led to an increase in average core (non-time) deposits of $244 million. Additional funding was provided from long term debt which increased on average $201 million as debt issued late in the third quarter had a full impact on the fourth quarter. Average deposits represented 65% of total funding for the fourth quarter 2003 compared to 61% for the third quarter 2003.

Colonial remained in a relatively neutral interest rate risk position at December 31, 2003.

The following table reflects an analysis of the increases (decreases) in interest income and expense and the amounts attributable to volume and rate for the fourth quarter 2003 compared to the third quarter 2003:

Analysis of Interest Increases/(Decreases)

(fully taxable equivalent basis)

(Dollars in thousands)	Three Months Ended December 31, 2003 Change from September 30,2003
		Attributed to (1)
Interest Income:	Total	Volume	Rate
Loans, net	$1,949	$4,493	$(2,544)
Mortgage warehouse lending	(5,358)	(6,009)	651
Mortgage loans held for sale	(3,065)	(4,112)	1,047
Investment securities and securities for sale and other interest-earning assets	5,920	3,036	2,884

Total Interest Income	(554)	(2,592)	2,038

Interest Expense:
Interest-bearing deposits	1,182	627	555
Time deposits	(964)	516	(1,480)
Short-term borrowings	(2,838)	(2,406)	(432)
Long-term debt	854	2,033	(1,179)

Total interest expense	(1,766)	770	(2,536)

Net interest income	$1,212	$(3,362)	$4,574

(1)	Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume change equals change in volume multiplied by old rate. Rate change equals change in rate multiplied by old volume. The rate/volume change equals change in volume multiplied by change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each of those components bear to the absolute value of their total.

Loans

Period-end loan balances increased $180 million from September 30, 2003 to December 31, 2003. Change in period-end loan balances for the fourth quarter consisted of the following:

(in millions)	Period-end Balance 9/30/03	Net Change	Period-end Balance 12/31/03
Mortgage warehouse loans	$1,144	$(162)	$982
Single-family real estate	1,590	13	1,603
Home Equity Lines	339	45	384
Other loans	8,336	284	8,620

Total	$11,409	$180	$11,589

Mortgage loans held for sale	$366	$12	$378

The mortgage warehouse loans decreased to $982 million during the fourth quarter as a result of a slowdown in mortgage refinancing. All other loans increased over third quarter 2003, and an emphasis on home equity lines resulted in an increase in equity line balances of approximately 53% annualized for the fourth quarter 2003 compared to the third quarter of 2003.

At December 31, 2003 nonperforming assets as a percent of net loans and ORE were 0.65%. For the fourth quarter 2003, net charge-offs as a percent of average net loans were 0.30%. We expect our credit quality indicators will continue to be among the best for banks over $10 billion in assets. Provision for loan losses was $9.2 million in the fourth quarter 2003 compared to $9.3 million in the third quarter 2003 and $11.2 million in the fourth quarter 2002. The allowance for loan losses was 1.20% of net loans at December 31, 2003.

Franchise

The acquisition of Sarasota BanCorporation (Sarasota) was completed on October 23, 2003. Sarasota consisted of one branch in Sarasota, Florida, with assets of approximately $161 million, loans of approximately $129 million and deposits of approximately $128 million at acquisition date. Management expects no material impact to EPS from this acquisition. New branches and the Sarasota acquisition were a factor in the increase in noninterest expense over the third quarter 2003 and accounted for $399,000 of the increase. Additional franchise enhancements included the strategic repositioning of branches within our markets through the opening of nine new locations in existing Florida, Texas and Nevada markets and the closing of seven locations in the Alabama, Florida and Georgia markets.

The following is a summary of assets, deposits and branches by state at December 31, 2003:

	% of total Assets	% of core Deposits	% of total Deposits	Number of Branches

Florida	42%	52%	45%	104
Alabama	28%	30%	36%	125
Georgia	8%	5%	7%	21
Texas	5%	6%	5%	12
Nevada	4%	5%	4%	12
Corporate/Other	13%	2%	3%	—

2004 Outlook

Expectations for economic growth appear to be improving based on recent indicators. Market expectations are that the Federal Reserve will leave short-term rates at historically low levels through mid-year before raising rates in the second half of 2004.

We anticipate mortgage warehouse loans to stabilize around $1 billion. We expect low double-digit growth in loans excluding mortgage warehouse loans. The steepness in the yield curve is allowing enhanced spread on marginal investment purchases. Given this environment, we plan to opportunistically add to our securities portfolio should growth fall short in loans.

Core (non-time) deposit growth is expected to continue at a 10-15% annualized pace, and time deposit balances are expected to remain stable.

Given current market conditions and the factors mentioned previously, we expect the net interest margin to range from 3.50% to 3.60%.

Noninterest income is expected to remain relatively even with 2003. Mortgage banking revenues are expected to decrease approximately 25% with an offset expected through increases in other noninterest income revenue sources such as service charges and financial planning services.

It is anticipated that noninterest expenses will increase in the range of 7% to 10% in 2004 due to investments in several strategic initiatives related to business development or enhancements including Colonial’s small business initiative, new or improved technology and new branches as well as normal operating increases.

Colonial continues to enhance its franchise through selective in-market acquisitions and opening new branch locations. There are 15 new branch openings planned for 2004. On December 23, 2003 Colonial announced signing of a definitive agreement to acquire P.C.B. Bancorp (“PCB”) in Florida. PCB has 16 full service banks in several counties in the state of Florida. As of December 31, 2003 PCB had total assets of $662 million, loans of $475 million and deposits of $523 million. Total consideration for the transaction is approximately $141 million based on $17 per share of Colonial stock (subject to change with the value of Colonial BancGroup stock) and consists of approximately 75% stock and 25% cash. Management anticipates the transaction to close in the second quarter of 2004. Management expects earnings per share dilution in the range of ($0.003) to ($0.01) in 2004 but anticipates that the acquisition will be accretive to earnings per share in 2005.

The following is a summary of assets, deposits and branches on a pro forma basis including PCB at December 31, 2003:

	% of total Assets	% of core Deposits	% of total Deposits	Number of Branches
Florida	44%	55%	48%	120
Alabama	27%	28%	35%	125
Georgia	8%	5%	7%	21
Texas	5%	6%	4%	12
Nevada	4%	5%	4%	12
Corporate/Other	12%	1%	2%	—

We continue to look at potential acquisitions to strengthen our market share in the higher growth markets where we already have a presence.

There are a number of uncertainties that would impact the expectations noted above including the overall strength of the economy and changes in market rates. Colonial, at the present time, has not undertaken major cost cutting initiatives but has preferred to maintain the momentum we have established in growing our customer base and the number and quality of services provided to each customer in some of the country’s fastest-growing markets.

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